Exhibit 14(f)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Garrison Capital Inc. and Subsidiaries

Our audit of the consolidated financial statements and internal control over financial reporting referred to in our reports dated March 16, 2020, (incorporated by reference in the accompanying registration statement on Form N-14) also included an audit of the senior securities table of Garrison Capital Inc. and Subsidiaries (the Company) appearing in this Registration Statement on Form N-14. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

New York, New York

August 28, 2020

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